Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-57503, 033-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478, 333-110541, 333-129335, 333-147799, 333-161919, 333-174159, 333-207631, 333-231067, and 333-238103) of our reports dated February 17, 2023, with respect to the consolidated financial statements and schedule of Polaris Inc. and the effectiveness of internal control over financial reporting of Polaris Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 17, 2023